AMENDMENT TO

SHAREHOLDER SERVICING AGREEMENT

WHEREAS, Fred Alger & Company, Incorporated and The Alger Institutional Funds (the “Fund”) entered into a shareholder servicing agreement effective as of June 1, 2007 (as amended, supplemented and/or restated to date, the “Agreement”) with respect to the servicing of shareholder accounts in each series of the Fund (the “Series”); and

WHEREAS, effective October 1, 2019, Fred Alger & Company, Incorporated converted from a Delaware corporation to a Delaware limited liability company and changed its name to “Fred Alger & Company, LLC”;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Fred Alger & Company, Incorporated” and “Alger Inc.” are hereby deleted and replaced with “Fred Alger & Company, LLC” and “Alger LLC,” respectively. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 29, 2020.

THE ALGER INSTITUTIONAL FUNDS		FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, Secretary